UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2013

Air Products and Chemicals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-4534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7201 Hamilton Boulevard, Allentown, Pennsylvania	18195-1501
(Address of Principal Executive Offices)	(Zip Code)

(610) 481-4911
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2013, Air Products and Chemicals, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Pershing Square Capital Management, L.P., as investment advisor of the funds set forth on the signature pages thereto (such funds, together with Pershing Square Capital Management, L.P. in such capacity, collectively, “Pershing Square”), pursuant to which, among other things, Pershing Square agreed to cause all shares of common stock, par value $1.00 per share, of the Company (“Common Stock”) beneficially owned by Pershing Square or by any of its controlled affiliates, as of the record date for the Company’s next annual meeting of stockholders (including any adjournments or postponements thereof, the “2014 Annual Meeting”), to be present for quorum purposes and voted in favor of all nominees of the Company in its proxy statement for the 2014 Annual Meeting for election to the Board of Directors of the Company (the “Board of Directors”) at the 2014 Annual Meeting and against any stockholder nominations for Director which are not recommended by the Board of Directors for election at the 2014 Annual Meeting and against any proposals or resolutions to remove any member of the Board of Directors.

Under the terms of the Agreement, Pershing Square has agreed not to, and to cause each of its controlled affiliates not to, present at the 2014 Annual Meeting or at any interim special meeting of the Company’s stockholders occurring prior to the termination of the Agreement any proposal for consideration for action by stockholders or propose any nominee for election to the Board of Directors or seek representation on the Board of Directors or the removal of any member of the Board of Directors.  The Company and Pershing Square have agreed to mutual confidentiality and non-disparagement provisions during the term, and subject to the conditions, specified in the Agreement.  Subject to limited exceptions, including with respect to the confidentiality obligations, the Agreement will terminate at 12:00 a.m., Eastern time, on the day that is thirty (30) calendar days prior to the first day of the notice period specified in the advance notice provision for director nominations set forth in the Company’s Bylaws, as in effect on the date of the Agreement, applicable to the Company’s annual meeting of stockholders immediately subsequent to the 2014 Annual Meeting (including any adjournments or postponements thereof, the “2015 Annual Meeting”).

The Company has agreed, pursuant to the terms of the Agreement, to promptly commence a search for a new Chief Executive Officer (“CEO”).  On September 25, 2013, John E. McGlade, Chairman, President and CEO of the Company, notified the Board of Directors that he will retire as President and CEO in 2014.  Mr. McGlade will continue to serve as President and CEO until his successor is appointed and as a Director and Chairman of the Board of Directors during the search for a new CEO and for such portion of 2014 as the Board of Directors shall determine, but in no event later than June 30, 2014, in accordance with the terms of the Agreement.

As of September 25, 2013, the Board of Directors increased the size of the Board of Directors from twelve (12) Directors to fifteen (15) Directors and appointed Edward Monser and Matthew H. Paull as Class I Directors with terms expiring at the 2014 Annual Meeting and Seifi Ghasemi as a Class II Director with a term expiring at the 2015 Annual Meeting.  Matthew H. Paull and Seifi Ghasemi were appointed to the Board of Directors in accordance with the terms of the

Agreement.  Pershing Square has the right, during the term of the Agreement, to designate a successor if either Matthew H. Paull or Seifi Ghasemi cease to be a member of the Board of Directors, subject to certain conditions described in the Agreement.  The Company has agreed to certain limitations on the size of the Board of Directors as further described in the Agreement.

The Company has agreed under the terms of the Agreement to include Matthew H. Paull on the slate of nominees recommended by the Board of Directors in the Company’s proxy statement and on its proxy card relating to the 2014 Annual Meeting and Seifi Ghasemi on the slate of nominees recommended by the Board of Directors in the Company’s proxy statement and on its proxy card relating to the 2015 Annual Meeting, in each case, subject to the satisfaction of certain conditions.

The Board of Directors will appoint Edward Monser to serve as a member of the Audit Committee and the Corporate Governance and Nominating Committee, Matthew H. Paull to serve as a member of the Finance Committee and the Corporate Governance and Nominating Committee and Seifi Ghasemi to serve as a member of the Environmental, Safety and Public Policy Committee.

Three (3) current members of the Board of Directors will retire from the Board of Directors prior to the 2014 Annual Meeting.  The Directors that will be retiring will be determined and announced at a later date.

A copy of the Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.  The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.  A copy of the press release announcing these matters is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits

99.1	Letter Agreement, dated September 25, 2013, by and among Air Products and Chemicals, Inc., Pershing Square Capital Management, L.P. and the related funds set forth on the signature pages thereto.

99.2	Press Release dated September 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc.
(Registrant)

Dated: September 26, 2013	By:	/s/ Mary T. Afflerbach
Mary T. Afflerbach
Corporate Secretary and Chief
Governance Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter Agreement, dated September 25, 2013, by and among Air Products and Chemicals, Inc., Pershing Square Capital Management, L.P. and the related funds set forth on the signature pages thereto.

99.2	Press Release dated September 26, 2013.